EXHIBIT 10.11

FIRST AMENDMENT

TO THE

DOLLAR GENERAL CORPORATION

CDP/SERP PLAN

(As Amended and Restated Effective December 31, 2007)

WHEREAS, effective as of December 31, 2007, Dollar General Corporation (“Company”) adopted the latest amendment and restatement of the Dollar General Corporation CDP/SERP Plan (“Plan”);

WHEREAS, pursuant to Section 11.3 of the Plan, the Plan may be amended by due action of the Board of Directors or the Plan Committee (which is the Benefits Administration Committee of the Company); and

WHEREAS, the Benefits Administration Committee of the Company desires to amend the Plan to clarify and conform the Plan’s provisions relating to CDP Company Matching Credits.

NOW, THEREFORE, the Benefits Administration Committee of the Company hereby amends the Plan as follows, effective December 31, 2007 or as otherwise expressly provided herein, provided, however, that if this amendment does not comply with Code Section 409A (including the Income Tax Regulations thereunder) in any manner, the provisions(s) not so complying shall not be effective until amended to so comply (which amendment may be retroactive to the extent permitted under Code Section 409A (including the Income Tax Regulations thereunder)):

1.

Section 5.2(a) is deleted in its entirety and replaced by the following:

(a)           Once a CDP Participant’s Base Pay for a Plan Year equals the compensation limit under Code Section 410(a)(17), as adjusted pursuant to Code Section 415(d) for the Plan Year, the Company shall credit, at least monthly (based on all pay periods ending in a month or based on each payroll period ending in a month, as determined by the Plan Committee) for such applicable month (or payroll period) and the remaining months (or payroll periods) in that Plan Year, a CDP Company Matching Credit for each CDP Participant employed by the Employer equal to the lesser of:

(i)            5% of the excess of (A) the CDP Participant’s Base Pay for such month (or payroll period, as applicable) over (B) the CDP Participant’s Eligible 401(k) Matching Base Pay for such month (or payroll period, as applicable); or

(ii)           The CDP Participant’s Optional Deferrals from his Base Pay under Section 4.1(a) of this Plan for such month (or payroll period, as applicable).

2.For purposes hereof, a CDP Participant’s “Eligible 401(k) Matching Base Pay” is his compensation (not in excess of the compensation limit under Code Section 410(a)(17), as adjusted pursuant to Code Section 415(d) for the Plan Year) out of which he may make elective deferrals under the 401(k) Plan during periods he is eligible to participate in the employer matching contribution portion of the 401(k) Plan.  A CDP Participant’s Base Pay shall be determined by counting his described compensation on a first dollar paid basis during a Plan Year so that once the cumulative Base Pay for a Plan Year equals the adjusted compensation limit under Code Section 410(a)(17) for the Plan Year, the CDP Participant will become eligible for the CDP Company Matching Credit.  A CDP Participant’s Eligible 401(k) Matching Base Pay shall be determined by counting his described compensation on a first dollar paid basis during a Plan Year so that once the cumulative Eligible 401(k) Matching Base Pay for a Plan Year equals the adjusted compensation limit under Code Section 410(a)(17) for the Plan Year, the CDP Participant will have no more Eligible 401(k) Matching Base Pay for that Plan Year.

Except as amended by this First Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment to the Plan has been executed on the 14th day of December, 2007, but effective as hereinabove provided.

DOLLAR GENERAL CORPORATION

By:	/s/ Jeffrey R. Rice

Its: Vice President—HR and Benefit Administration Committee Chairman